Exhibit 99.1

Ortho Clinical Diagnostics Announces Closing of Full Over-Allotment Option from Initial Public Offering

RARITAN, N.J., February 4, 2021 - Ortho Clinical Diagnostics Holdings plc (Nasdaq: OCDX) (“Ortho”), the world’s largest pure-play in vitro diagnostics company dedicated to improving and saving lives through innovative laboratory testing and blood-typing solutions, today announced the closing of its sale of an additional 11.4 million ordinary shares pursuant to the over-allotment option granted to the underwriters in Ortho’s initial public offering. The additional shares were sold at $17.00 per share less underwriting discounts and commissions, generating total additional gross proceeds of approximately $193.8 million.

Ortho intends to use the net proceeds from the offering, including the exercise of the over-allotment option, to redeem $160 million in aggregate principal amount of 7.375% senior notes due 2025 and $270 million in aggregate principal amount of 7.250% senior notes due 2028, in each case issued by certain of Ortho’s subsidiaries, repay borrowings under its dollar term loan facility, and for working capital and general corporate purposes, which may include further repayment of indebtedness.

The offering was made through an underwriting group led by J.P. Morgan, BofA Securities, and Goldman Sachs & Co. LLC, who acted as lead bookrunning managers, Barclays, Morgan Stanley, Citigroup, Credit Suisse, UBS Investment Bank, Evercore ISI and Piper Sandler, who acted as joint bookrunning managers, and ING, Macquarie Capital, Nomura, TCG Capital Markets L.L.C., Drexel Hamilton, H.C. Wainwright & Co., Ramirez & Co., Inc. and Siebert Williams Shank, who acted as co-managers.

A registration statement on Form S-1 relating to these securities was declared effective by the Securities and Exchange Commission. This news release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering of these securities was made only by means of a prospectus. Copies of the preliminary prospectus may be obtained by contacting:

•	J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at 1-866-803-9204, or by email at prospectus-eq_fi@jpmchase.com; or

•	BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@bofa.com; or

•	Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com.

Ortho Clinical Diagnostics | 1001 US Route 202 Raritan, NJ 08869-0606

About Ortho Clinical Diagnostics

Ortho Clinical Diagnostics is a global leader of in vitro diagnostics dedicated to improving and saving lives through innovative laboratory testing and blood-typing solutions.

Because Every Test is a Life™, we never stop innovating to offer streamlined, sustainable laboratory solutions that deliver fast, accurate, reliable test results that support exceptional patient care.

As a trusted partner of hospitals, hospital networks, blood banks, and labs around the world, we proudly serve the clinical laboratory and transfusion medicine communities with customized solutions that enhance clinical outcomes, improve lab performance, overcome staffing challenges and better manage costs.

We are powered by Ortho Care™, our global, award-winning, holistic approach to service, which supports customers with best-in-class technical support, award-winning field support, and remote service and inventory support.

Contact:

media@orthoclinicaldiagnostics.com

IR@orthoclinicaldiagnostics.com

Ortho Clinical Diagnostics | 1001 US Route 202 Raritan, NJ 08869-0606